Exhibit 99.1


              Conn's, Inc. Reports Sales Results for the
                    Quarter Ended October 31, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--Nov. 6, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended October 31, 2007.

    Net sales for the quarter ended October 31, 2007, of $170.0 million, increased $17.6 million, or 11.6%, as compared with the quarter ended October 31, 2006. Net sales represent net product sales (see table below), service revenues and commissions from service maintenance agreement sales. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 6.8% for the quarter ended October 31, 2007. During the quarter ended October 31, 2007, the Company opened one new store in Brownsville, Texas, and a clearance center in San Antonio, giving it a total of 64 stores as of the end of the quarter. Revenues from finance charges and other for the quarter will be reported in the Company's earnings release and conference call scheduled for November 29, 2007.

    "Consumer electronics continued to be a big driver of our sales this quarter," said the Company's Chairman and CEO, Thomas J. Frank, Sr. "As expected, the competitive environment has been very challenging and the margin pressures have continued."



Product sales           Quarter ended October 31,
                     -------------------------------
                              % of            % of
(in $000)              2007    Total   2006    Total  Change  % Change
                     -------- ------ -------- ------ -------- --------
Electronics          $ 55,435  35.6% $ 46,767  33.5% $ 8,668     18.5%
Appliances             54,209  34.9%   55,080  39.5%    (871)    -1.6%
Track                  22,274  14.3%   18,346  13.1%   3,928     21.4%
Furniture               9,854   6.3%    7,936   5.7%   1,918     24.2%
Lawn and garden         5,450   3.5%    3,995   2.9%   1,455     36.4%
Other                   8,435   5.4%    7,470   5.3%     965     12.9%
                     -------- ------ -------- ------ --------
Net product sales    $155,657 100.0% $139,594 100.0% $16,063     11.5%
                     ======== ====== ======== ====== ========


    The electronics category showed strong growth benefiting from continued consumer interest in flat panel televisions, especially LCD televisions, while the appliance category declined slightly on lower laundry and refrigeration sales. Strong track sales (computers, computer peripherals, video game equipment, portable electronics, and small appliances) increases were driven by improved laptop computer and video game equipment sales. Furniture continued its solid growth and Lawn and garden positively benefited from a shift to higher priced tractors and zero turn radius mowers.

    Net sales for the nine months ended October 31, 2007, increased $42.7 million, or 8.7%, from $487.7 million for the nine months ended October 31, 2006, to $530.4 million for the nine months ended October 31, 2007. Same store sales for the nine month period ended October 31, 2007, increased 3.5%.

    The Company will host a conference call and audio webcast on Thursday, November 29, 2007, at 10:00AM, CST, to fully discuss earnings and performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 888-661-5167 or 913-312-1430.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 64 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, computers and computer peripherals, DVD players (both standard and high definition), video game equipment, portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers the receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of asset-backed and variable funding notes to third parties and subordinated securities to the Company.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Conn's, Inc.
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218